Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement of NIC Inc., on Form S-8 (File Number 333-83171) of our report dated May 29, 2020, on our audit of the financial statements of the NIC Inc. 1999 National Information Consortium Employee Stock Purchase Plan as of March 31, 2020 and 2019, and for the years ended March 31, 2020, 2019 and 2018, which report appears in the March 31, 2020 annual report on Form 11-K of the NIC Inc. 1999 National Information Consortium Employee Stock Purchase Plan.

/s/BKD LLP

Kansas City, Missouri
May 29, 2020